Exhibit 21.1
                           Subsidiaries of Registrant

Boss Manufacturing Holdings, Inc., a Delaware corporation
Boss Manufacturing Company, a Delaware corporation
Boss Balloon Company, an Illinois corporation
Boss Manufacturing Real Estate, Inc., a Delaware corporation
Boss Canada, Inc., a foreign corporation
Boss Pet Products, Inc., a Delaware corporation